ORIGEN FINANCIAL, INC.
Southfield, Michigan

CONSOLIDATED FINANCIAL STATEMENTS
Including Independent Auditors' Report
December 31, 2012 and 2011

ORIGEN FINANCIAL, INC.

Baker Tilly Virchow Krause, LLP
One Towne Sq, Ste 600
Southfield, MI 48076-3710
tel 248 372 7300
fax 248 368 8950
bakertilly.com
INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Origen Financial, Inc.
Southfield, Michigan
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Origen Financial, Inc. which comprise the balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended, and the related notes to the financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Origen Financial, Inc. as of December 31, 2012 and 2011 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 2 to the consolidated financial statements, the 2011 consolidated financial statements have been restated to correct a material misstatement related to the interest charged on certain of the Company's structured financing instruments. Our opinion is not modified with respect to this matter.
/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Southfield, Michigan
February 20, 2013

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ORIGEN FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
As of December 31, 2012 and 2011 (as restated)

ASSETS

	2012	2011
		(as restated)
ASSETS
Cash and cash equivalents	$826	$3,740
Restricted cash	11,110	9,767
Investments	1,442	1,707
Loans receivable, net	543,420	628,708
Furniture, fixtures and equipment, net	33	49
Repossessed houses, net	2,180	2,512
Derivative assets	—	472
Other assets	4,233	4,677
TOTAL ASSETS	$563,244	$651,632

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Securitization financing	$491,720	$559,420
Derivative liabilities	37,454	41,662
Other liabilities	10,935	9,963
Total Liabilities	540,109	611,045
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value per share	125	125
10,000,000 shares authorized
125 shares issued and outstanding
$1,000 per share liquidation preference
Common stock, $.01 par value per share	259	259
125,000,000 shares authorized
25,926,149 shares issued and outstanding
Additional paid in capital	225,230	225,230
Accumulated other comprehensive loss	(37,403)	(41,566)
Distributions in excess of earnings	(165,076)	(143,461)
Total Stockholders' Equity	23,135	40,587
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$563,244	$651,632

See accompanying notes to consolidated financial statements and independent auditor's report.
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ORIGEN FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
For the Years Ended December 31, 2012 and 2011 (as restated)

	2012	2011
		(as restated)
INTEREST INCOME
Interest income	$55,486	$63,435
Interest expense	(37,440)	(40,545)
Net Interest Income Before Loan Losses and Impairment	18,046	22,890
Provision for loan losses	17,415	24,079
Net Interest Income (Loss) After Loan Losses and Impairment	631	(1,189)
NON‑INTEREST INCOME
Realized gain on derivative	6,278	—
Other	3,073	3,659
Total Non‑Interest Income	9,351	3,659
NON‑INTEREST EXPENSE
Personnel	1,428	1,544
Loan origination and servicing	7,870	9,042
State business taxes	279	217
Other operating	1,782	2,118
Total Non‑Interest Expense	11,359	12,921
Loss Before Income Taxes	(1,377)	(10,451)
INCOME TAX EXPENSE	—	53
NET LOSS	$(1,377)	$(10,504)
Weighted average common shares outstanding, basic and diluted	25,926,149	25,926,149
NET LOSS – per common share, basic and fully diluted:	$(0.05)	$(0.41)

See accompanying notes to consolidated financial statements and independent auditor's report.
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ORIGEN FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
For the Years Ended December 31, 2012 and 2011 (as restated)

	2012	2011
		(as restated)
Net income (loss)	$(1,377)	$(10,504)
Other comprehensive income (loss):
Net unrealized gains (losses) on interest rate swaps, designated as cash flow hedges	4,208	(4,572)
Reclassification adjustment for net realized gains included in net loss	(45)	(95)
Total Other Comprehensive Income (Loss)	4,163	(4,667)
COMPREHENSIVE INCOME (LOSS)	$2,786	$(15,171)

See accompanying notes to consolidated financial statements and independent auditor's report.
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ORIGEN FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2012 and 2011 (as restated)
(In thousands, except share data)

	Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions In Excess of Earnings	Total Stockholder's Equity
BALANCES, January 1, 2011	$125	$259	$225,542	$(36,899)	$(122,052)	$66,975
Net loss	—	—	—	—	(10,504)	(10,504)
Purchase and cancellation of warrants			(312)			(312)
Other comprehensive income (loss)	—	—	—	(4,667)	—	(4,667)
Cash distribution paid ($0.42 per
common share)	—	—	—	—	(10,905)	(10,905)
BALANCES, December 31, 2011
(as restated)	125	259	225,230	(41,566)	(143,461)	40,587
Net loss	—	—	—	—	(1,377)	(1,377)
Other comprehensive income (loss)	—	—	—	4,163	—	4,163
Cash distribution paid ($0.78 per
common share)	—	—	—	—	(20,238)	(20,238)
BALANCES, December 31, 2012	$125	$259	$225,230	$(37,403)	$(165,076)	$23,135

See accompanying notes to consolidated financial statements and independent auditor's report.
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ORIGEN FINANCIAL, INC.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2012 and 2011 (as restated)

	2012	2011
		(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,377)	$(10,504)
Adjustments to reconcile to net cash flows from operating activities
Provision for loan losses	17,415	24,079
Depreciation and amortization	1,501	1,311
Decrease (increase) in other assets	(1,662)	2,719
(Decrease) increase in other liabilities	972	(2,740)
Net Cash Flows from Operating Activities	16,849	14,865
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted cash	(1,343)	214
Principal collections on loans	57,887	51,871
Proceeds from sale of repossessed houses	11,246	13,473
Sale of (expenditure on) capital assets	(3)	(3)
Net Cash Flows from Investing Activities	67,787	65,555
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(20,238)	(10,905)
Proceeds from sale of 2004-B Class B-2 Notes	—	2,969
(Gain) loss on derivatives	(6,278)	—
Decrease (increase) in derivative assets	6,750	(63)
Repayment of securitization financing	(67,784)	(70,964)
Payment of warrant purchase ‑ related party	—	(312)
Net Cash Flows from Financing Activities	(87,550)	(79,275)
Net Change in Cash and Cash Equivalents	(2,914)	1,145
CASH AND CASH EQUIVALENTS ‑ BEGINNING OF YEAR	3,740	2,595
CASH AND CASH EQUIVALENTS ‑ END OF YEAR	826	3,740
Supplemental cash flow disclosures
Cash paid for interest	$36,616	$39,885
Cash paid for income taxes	$—	$54
Noncash investing activities
Loans transferred to repossessed assets	$24,639	$32,815
Noncash operating activities
Increase (decrease) in value of derivative contracts	$4,208	$(4,510)

See accompanying notes to consolidated financial statements and independent auditor's report.
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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies

Nature of Operations

Origen Financial, Inc., a Delaware corporation (the “Company”) is a real estate investment trust (“REIT”).
Through March 2008 the Company's business was to originate, purchase and service manufactured housing loans. The Company's manufactured housing loans are amortizing loans that range in amounts from $10,000 to $250,000 and have terms of seven to thirty years and are located throughout the United States. The Company generally securitized or placed the manufactured housing loans it originated with institutional investors and retained the right to service the loans on behalf of those investors.

In March 2008, because of the lack of a reliable source for a loan warehouse facility and the unavailability of a profitable exit in the securitization market, the Company ceased originating loans for its own account and sold its portfolio of unsecuritized loans at a substantial loss. The proceeds from the loan sale were used to pay off its existing loan warehouse line of credit, which was not renewed.

In April 2008, the Company completed a secured financing transaction with a related party and used the proceeds, combined with other funds, to pay off the outstanding balance of a supplemental advance credit facility which would have expired in June 2008.

At the Company's annual stockholders meeting on June 25, 2008, the Company's stockholders approved an Asset Disposition and Management Plan. Pursuant to this plan, the company executed a number of transactions and took several actions, as follow:

•	On June 30, 2008, the Company completed a transaction for the sale of its loan servicing platform assets and ceased all loan servicing operations.

•	In July 2008, the Company completed the sale of certain assets of its loan origination and insurance business and used the proceeds to reduce its related party debt.

On January 14, 2009, the Company completed the sale of all the issued and outstanding stock of Origen Servicing, Inc ("Origen Servicing”) to Prime RF Holdings LLC. The purchase price was $175,000 and proceeds from the sale were used to reduce the Company's related party debt. Origen Servicing was a wholly owned subsidiary of the Company that prior to the sale of substantially all of Origen Servicing's assets to Green Tree in July 2008, conducted all of the Company's servicing operations.

Currently, most of the Company's activities are conducted through Origen Financial L.L.C., which is a wholly owned subsidiary. After the sale of the servicing and origination assets as described above, the Company's business essentially consists of actively managing its residual interests in its securitized loan portfolios.

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

Basis of Financial Statement Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the financial position, results of operations and cash flows of the Company, its wholly owned qualified REIT and taxable REIT subsidiaries. All intercompany amounts have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Included in these financial statements are the following significant estimates: allowance for loan losses, valuation of repossessed houses, valuation of derivatives, and valuation of investments in loan pools and debt securities acquired with evidence of deterioration of credit quality. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent short-term highly liquid investments with original maturities of three months or less and include cash and interest bearing deposits at banks. The Company has restricted cash related to securitized loans that are held in trust. The restricted cash represents principal and interest payments on manufactured housing loans that will be remitted to securitized trusts for distribution to bond holders. Cash balances may be in excess of amounts insured by the Federal Deposit Insurance Corporation.

Investments

All investments outstanding at December 31, 2012 are debt securities acquired with evidence of deterioration of credit quality since origination, and are accounted for as described below.

All investments are regularly measured for impairment. Management uses its judgment to determine whether an investment has sustained an other‑than‑temporary decline in value. If management determines that an investment has sustained an other‑than‑temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and a new cost basis is established for the investment. An evaluation of an other‑than‑temporary decline is dependent on the specific facts and circumstances. Factors considered in determining whether an other‑than‑temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

Loan Pools and Debt Securities Acquired with Evidence of Deterioration of Credit Quality

The Company accounts for its investments in loan pools and debt securities acquired with evidence of deterioration of credit quality at the time of acquisition in accordance with ASC Topic 310, "Receivables, Loans, and Debt Securities Acquired with Deteriorated Credit Quality." The carrying values of such acquired loan pools and debt securities were approximately $11.3 million and $1.4 million, respectively, at December 31, 2012 and $13.0 million and $1.7 million, respectively, at December 31, 2011, and are included in loans receivable and investments, respectively, in the consolidated balance sheets.

Under the provisions of ASC Topic 310, each static pool of loans and debt securities is statistically modeled to determine its projected cash flows. The Company considers historical cash collections for loan pools and debt securities with similar characteristics as well as expected prepayments and estimates the amount and timing of undiscounted expected principal, interest and other cash flows for each pool of loans and debt securities. An internal rate of return is calculated for each static pool of loans and debt securities based on the projected cash flows and applied to the balance of the static pool. The resulting revenue recognized is based on the internal rate of return applied to the remaining balance of each static pool of loans and debt securities. Each static pool is analyzed at least quarterly to assess the actual performance compared to the expected performance. To the extent there are differences in actual performance versus expected performance, the internal rate of return is adjusted prospectively to reflect the revised estimate of cash flows over the remaining life of the static pool. Beginning January 2005, if revised cash flow estimates are less than the original estimates, ASC Topic 310 requires that the internal rate of return remain unchanged and an immediate impairment be recognized. For loans and debt securities acquired with evidence of deterioration of credit quality, if cash flow estimates increase subsequent to recording an impairment, ASC Topic 310 requires reversal of the previously recognized impairment before any increases to the internal rate of return are made. For any remaining increases in estimated future cash flows for loan pools or debt securities acquired with evidence of deterioration of credit quality, the Company adjusts the amount of accretable yield recognized on a prospective basis over the remaining life of the loan pool or debt security.

Application of the interest method of accounting requires the use of estimates to calculate a projected internal rate of return for each pool. These estimates are based on historical cash collections. If future cash collections are materially different in amount or timing than projected cash collections, earnings could be affected, either positively or negatively. Higher collection amounts or cash collections that occur sooner than projected will have a favorable impact on yields and revenues. Lower collection amounts or cash collections that occur later than projected will have an unfavorable impact and result in an immediate impairment being recognized.

Loans Receivable

Loans receivable consist of manufactured housing loans under contracts collateralized by the borrowers' manufactured houses and in some instances, related land. Generally, loans receivable are classified as held for investment and are carried at amortized cost, except for loans purchased with evidence of deterioration of credit quality since origination, which are accounted for as described above, under “Loan Pools and Debt Securities Acquired with Evidence of Deterioration of Credit Quality.” Interest on loans is credited to income when earned. Loans held for investment include accrued interest and are presented net of deferred loan origination fees and costs and an allowance for estimated loan losses. All of the Company's loans receivable were classified as held for investment at December 31, 2012 and 2011.

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

Allowance for Loan Losses

The allowance for possible loan losses is maintained at a level believed adequate by management to absorb losses on loans in the Company's loan portfolio. In accordance with ASC 805-20-25, “Pre-acquisition Contingencies” (formerly Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”), the Company provides an allowance for loan losses when it is probable that a loan asset has been impaired and the amount of such loss can be reasonably estimated. The Company's loan portfolio is comprised of homogenous manufactured housing loans with average loan balances of approximately $40,000 at December 31, 2012 and $42,000 at December 31, 2011. The allowance for loan losses is developed at a portfolio level and the amount of the allowance is determined by establishing a calculated range of probable losses. A range of probable losses is calculated by applying historical loss rate factors to the loan portfolio on a stratified basis using the Company's current portfolio performance and delinquency levels (0‑30 days, 31‑60 days, 61‑90 days and more than 90 days delinquent) and by the extrapolation of probable loan impairment based on the correlation of historical losses by vintage year of origination. The Company makes a determination of the best estimate within the calculated range of loan losses. Such determination may include, in addition to historical charge off experience, the impact of changed circumstances on current impairment of the loan portfolio. The accrual of interest is discontinued when a loan becomes more than 90 days past due. Cash receipts on impaired loans are applied first to accrued interest and then to principal. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The allowance for loan losses represents an unallocated allowance. There are no elements of the allowance allocated to specific individual loans or to impaired loans.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets as follows:

Furniture and fixtures	7 years
Computers	5 years
Software	3 years
Leasehold improvements	Shorter of useful life or lease term

Repossessed Houses

Manufactured houses acquired through foreclosure or similar proceedings are recorded at the lesser of the related loan balance or the estimated fair value of the house.

Other Assets

Other assets are comprised of prepaid expenses, deferred financing costs and other miscellaneous receivables. Prepaid expenses are amortized over the expected service period. Deferred financing costs are capitalized and amortized over the life of the corresponding obligation.

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

Derivative Instruments and Hedging Activities

Derivative instruments are carried at fair value on the consolidated balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item (i.e., the ineffective portion), if any, is recognized in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

For derivatives designated as hedging instruments at inception, the Company performs an analysis to assess effectiveness. Each derivative designated as a hedge has been and is expected to be highly effective in offsetting changes in cash flows of the hedged item. All components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness. Net hedge ineffectiveness is recorded in "interest expense" on the consolidated statements of income.

On January 1, 2009, the Company adopted new guidance relating to disclosures about derivative instruments and hedging activities. This new guidance requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. To meet those objectives, the guidance requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure (e.g., interest rate, credit or foreign exchange rate) and by purpose or strategy (fair value hedge, cash flow hedge, net investment hedge and non‑hedges), (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable, (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income, location of gain and loss amounts on derivative instruments by type of contract, and (4) disclosures about credit‑risk‑related contingent features in derivative agreements. See footnote 8 for additional information.

Securitizations Structured as Financings

Prior to year 2008, the Company engaged in securitizations of its manufactured housing loan receivables. The Company structured all loan securitizations occurring since 2003 as financings for accounting purposes under ASC Topic 860, "Transfers and Servicing." When a loan securitization is structured as a financing, the financed asset remains on the Company's books along with the recorded liability that evidences the financing, typically bonds. Income from both the loan interest spread and the servicing fees received on the securitized loans are recorded into income by the loan servicer as earned. An allowance for credit losses is maintained on the loans. Deferred debt issuance costs and discount related to the bonds are amortized on a level yield basis over the estimated life of the bonds.

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

Share‑Based Compensation

The Company utilizes accounting guidance within ASC Topic 718, "Compensation‑Stock Compensation," to account for its stock based compensation. This accounting guidance requires all share‑based payments to employees, including grants of employee stock options, to be recognized as expense in the statement of operations based on their fair values. The amount of compensation is measured at the fair value of the options when granted and this cost is expensed over the required service period, which is normally the vesting period of the options. This accounting guidance applies to awards granted or modified after January 1, 2006 or any unvested awards outstanding prior to that date.

Income Taxes

The Company has elected to be taxed as a REIT as defined under Section 856(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). In order for the Company to qualify as a REIT, at least ninety-five percent (95%) of the Company's gross income in any year must be derived from qualifying sources. In addition, a REIT must distribute at least ninety percent (90%) of its REIT taxable net income to its stockholders.

Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. In addition, frequent changes occur in the area of REIT taxation, which requires the Company continually to monitor its tax status.

As a REIT, the Company generally will not be subject to U.S. federal income taxes at the corporate level on the ordinary taxable income it distributes to its stockholders as dividends. If the Company fails to qualify as a REIT in any taxable year, its taxable income will be subject to U.S. federal income tax at regular corporate rates (including any applicable alternative minimum tax). Even if the Company qualifies as a REIT, it may be subject to certain state and local income taxes and to U.S. federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non‑REIT activities managed through taxable REIT subsidiaries, if any, is subject to federal and state income taxes. An income tax allocation is required to be estimated on the Company's taxable income generated by its taxable REIT subsidiaries. Deferred tax components arise based upon temporary differences between the book and tax basis of items such as the allowance for loan losses, accumulated depreciation, share based compensation and goodwill.

The provision for income taxes is based on amounts reported in the consolidated statements of operations and includes deferred income taxes on temporary differences between the income tax basis and financial accounting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence of loss carry back capacity, future reversals of existing taxable temporary differences, and assumptions made regarding future events. A valuation allowance is provided when it is more‑likely-than‑not that some portion of the deferred tax asset will not be realized. The provision for income taxes assigned to discontinued operations is based on statutory rates, adjusted for permanent differences generated by those operations. There is a valuation allowance recorded to the extent of net deferred tax assets (primarily net operating losses) on the Company's taxable REIT subsidiaries. The amounts are not material to the financial statements.

The Company classifies interest and penalties on income tax liabilities in income tax expense on the consolidated statements of operations.

The provision (benefit) for income taxes is computed by applying the effective federal income tax rate to

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

income (loss) before income taxes as reported in the consolidated financial statements after deducting non‑taxable items, principally income from a qualified REIT subsidiary, then adding interest (tax related), penalties, and state taxes .

The Company does not believe that it has any uncertainty in its tax returns. Therefore, there are no accruals for interest and penalties or uncertain tax positions included in the Company's tax accrual. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions. With few exceptions, the Company and its subsidiaries are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2009.

For income tax purposes, distributions paid to common stockholders consist of ordinary income and return of capital. Distributions paid were taxable as follows for the years ended December 31 (dollars in thousands):

	2012		2011
	Amount	Percentage	Amount	Percentage
Ordinary income	$—	—	$—	—
Return of capital	20,222	100.00	10,889	100.00
Total	$20,222	100.00	$10,889	100.00

A portion of the Company's income from a qualified REIT subsidiary that would otherwise be classified as a taxable mortgage pool may be treated as “excess inclusion income,” which would be subject to the distribution requirements that apply to the Company and could therefore adversely affect its liquidity. Generally, a stockholder's share of excess inclusion income would not be allowed to be offset by any operating losses otherwise available to the stockholder. Tax exempt entities that own shares in a REIT must treat their allocable share of excess inclusion income as unrelated business taxable income. Any portion of a REIT dividend paid to foreign stockholders that is allocable to excess inclusion income will not be eligible for exemption from the 30% withholding tax (or reduced treaty rate) on dividend income. For the year ended December 31, 2012, 0.6% of distributions paid represented excess inclusion income.

Fair Value of Financial Instruments

Fair values of financial instruments are based upon estimates at the balance sheet date of the price that would be received in an orderly transaction between market participants. The Company uses quoted market prices and observable inputs when available. However, these inputs are often not available in the markets for many of the Company's assets. In these cases management typically performs discounted cash flow analysis using its best estimates of key assumptions such as credit losses, prepayment speeds and discount rates based on both historical experience and its interpretation of how comparable market data in more active markets should be utilized. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented may differ from amounts the Company could realize or settle currently.

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ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 1 - Organization and Summary of Significant Accounting Policies (cont.)

Recently Adopted Accounting Standards

On January 1, 2012, the Company adopted the update to FASB ASC Topic 220, "Comprehensive Income" and applied the provisions retrospectively. Under the amended guidance, an entity had the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income ("OCI") either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The adoption of the guidance did not have a material effect on the Company's Consolidated Financial Statements or the Notes thereto. For further information concerning comprehensive income, refer to Consolidated Statements of Comprehensive Income.

On January 1, 2012, the Company prospectively adopted the update to FASB ASC Topic 820, "Fair Value Measurement." The amended guidance did not modify the requirements for when fair value measurements apply, rather it generally represents clarifications on how to measure and disclose fair value under Topic 820, Fair Value Measurement. The guidance is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards ("IFRS"), by ensuring that fair value has the same meaning in U.S. GAAP and IFRS and respective disclosure requirements are the same except for inconsequential differences in wording and style. The adoption of the guidance did not have a material effect on the Company's Consolidated Financial Statements or the Notes thereto. For further information concerning fair value, refer to Note 17 - Fair Value Measurements.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU No. 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities." The guidance requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position. The FASB issued common disclosure requirements related to offsetting arrangements to allow investors to better compare financial statements prepared in accordance with IFRS or U.S. GAAP. The objective of this guidance is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. This guidance is effective retrospectively, for annual and interim periods, beginning on or after January 1, 2013. The adoption of the guidance is not expected to have a material impact on the Company's Consolidated Financial Statements or the Notes thereto.

Reclassifications

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

Page14

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 2 - Correction of an Error of Previously Issued Consolidated Financial Statements

During the month of October 2012, the Company received notice from the Bank of New York Mellon, in its capacity as indenture trustee (the “Trustee”) for Origen Manufactured Housing Contract Trust 2006-a and Origen Manufactured Housing Contract Trust 2007-a (the “Issuers”), disclosing that the Trustee had, beginning July 31, 2009 and ending August 31, 2012, calculated the interest rate on the Issuers' Class A-2 notes at a rate higher than that prescribed by the related indentures. The Indentures specify that the Note Rate for the Class A-2 notes will be the least of the applicable Auction Rate, Net Contract Rate and the maximum cap rate of 18.00% per annum. During the indicated periods the Trustee had applied the higher applicable Auction Rate. The over calculation of interest resulted in underpayment of principal to the Class A-1 Notes.

Since the Company structured the subject transactions as financings, any restatement of amounts previously disbursed, between principal payments and interest payments, are required to be reflected in the financial statements of the Company. Accordingly, the Company has corrected the error related to its Consolidated Financial Statements for the twelve months ended December 31, 2011 to reflect the reduced interest expense on the Notes.

Consolidated Balance Sheet Information as of December 31, 2011 (In thousands)

	As Previously Reported	Adjustments	Restated

Securization Financing	$560,724	$(1,304)	$559,420
Total Liabilities	$612,349	$(1,304)	$611,045
Distributions in Excess of Earnings	$(144,765)	$1,304	$(143,461)
Total Stockholders' Equity	$39,283	$1,304	$40,587

Consolidated Statement of Operations for the Year Ended December 31, 2011 (In thousands, except share data)

	As Previously Reported	Adjustments	Restated

Interest Expense	$(41,849)	$1,304	$(40,545)
Net Interest Income Before Loan Losses and Impairments	$21,586	$1,304	$22,890
Net Interest Income After Loan Losses and Impairments	$(2,493)	$1,304	$(1,189)
Loss Before Income Taxes	$(11,755)	$1,304	$(10,451)
Net Loss	$(11,808)	$1,304	$(10,504)
Net Loss - Per Common Share (basic and fully diluted):	$(0.46)	$0.05	$(0.41)

Page15

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 2 - Correction of an Error of Previously Issued Consolidated Financial Statements (cont.)

Consolidated Statement of Comprehensive Loss for the Year Ended December 31, 2011 (In thousands)

	As Previously Reported	Adjustments	Restated

Net Loss	$(11,808)	$1,304	$(10,504)
Comprehensive Income	$(16,475)	$1,304	$(15,171)

Consolidated Statement of Changes in Stockholders' Equity for the Year Ended December 31, 2011 (In thousands)

	Distributions in Excess of Earnings			Total Stockholders' Equity
	As Previously Reported	Adjustments	Restated	As Previously Reported	Adjustments	Restated

Net Loss	$(11,808)	$1,304	$(10,504)	$(11,808)	$1,304	$(10,504)
Balances,
December 31, 2012	$(144,765)	$1,304	$(143,461)	$39,283	$1,304	$40,587

Consolidated Statement of Cash Flows for the Year Ended December 31, 2011 (In thousands)

	As Previously Reported	Adjustments	Restated

Net Loss	$(11,808)	$1,304	$(10,504)
Net Cash Flows from Operating Activities	$13,498	$1,304	$14,802
Repayment of Securitization Financing	$(69,660)	$(1,304)	$(70,964)
Net Cash Flows from Financing Activities	$(77,908)	$(1,304)	$(79,212)
Cash Paid for Interest	$41,189	$(1,304)	$39,885

Page16

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 3 - Earnings Per Share

Basic earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporates the potential dilutive effect of common stock equivalents outstanding on an average basis during the period. Potential dilutive common shares primarily consist of employee stock options, non‑vested common stock awards, stock purchase warrants and convertible notes. The following table presents a reconciliation of basic and diluted loss per share for the years ended December 31, 2012 and 2011 (in thousands, except share and per share data):

	2012	2011
Numerator:
Net loss	$(1,377)	$(10,504)
Preferred stock dividends	(16)	(16)
Loss available to common shareholders, basic	$(1,393)	$(10,520)
Loss available to common shareholders, diluted	$(1,393)	$(10,520)
Denominator:
Weighted average basic common shares outstanding	25,926,149	25,926,149
Effect of dilutive securities: Incremental share ‑ non‑vested stock awards	—	—
Weighted average diluted common shares outstanding	25,926,149	25,926,149
Net loss for common stockholders per share:
Basic	$(0.05)	$(0.41)
Diluted	$(0.05)	$(0.41)

Anti-dilutive outstanding common stock options that were excluded from the computation of diluted loss per share for the years ended December 31, 2012 and 2011 were 135,500 and 135,500, respectively. The common stock options are considered anti-dilutive if assumed proceeds per share exceed the average market price of the Company's common stock during the relevant period or if the Company realized a net loss for the period. Assumed proceeds include proceeds from the exercise of the common stock options, as well as unearned compensation related to the common stock options.

NOTE 4 - Investments

The Company follows the provisions of ASC Topics 310 in reporting its investments. The investments are carried on the Company's balance sheet at $1.4 million and $1.7 million at December 31, 2012 and 2011, respectively. See “Note 6 - Loan pools and Debt Securities Acquired with Evidence of Deterioration of Credit Quality” for further discussion related to the Company's debt securities accounted for under the provisions of ASC Topic 310.

Page17

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 5 - Loans Receivable

The carrying amounts and fair value of loans receivable consisted of the following at December 31 (in thousands):

	2012	2011
Manufactured housing loans ‑ securitized	$558,831	$645,610
Manufactured housing loans ‑ unsecuritized	1,351	1,491
Accrued interest receivable	3,729	4,503
Deferred loan origination costs	1,322	1,756
Discount on originated loans (1)	(10,916)	(12,610)
Discount on purchased loans	(409)	(632)
Allowance for purchased loans	(2,689)	(2,689)
Allowance for loan losses	(7,799)	(8,721)
Total	$543,420	$628,708

(1) Represents the fair market value of servicing rights sold in July 2008 which are related to loans held‑for‑investment. The discount is accreted into interest income over the life of the loans on a level yield method.

The following table sets forth the average per loan balance, weighted average loan yield, and weighted average initial term at December 31 (dollars in thousands):

	2012	2,011
Number of loans receivable	13,849	15,301
Average loan balance	$40	$42
Weighted average loan yield	9.34%	9.36%
Weighted average initial term	20 years	20 years

Page18

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 5 - Loans Receivable (cont.)

The following table sets forth the concentration by state of the manufactured housing loan portfolio at December 31 (dollars in thousands):

	2012		2,011
	Principal	Percent	Principal	Percent
California	$227,201	40.6	$263,850	40.8
Texas	46,452	8.3	52,801	8.1
New York	28,266	5.1	32,804	5.1
Florida	18,746	3.3	21,855	3.4
Alabama	18,435	3.3	20,620	3.2
Other	221,082	39.4	255,171	39.4
Total	$560,182	100.0	$647,101	100.0

The following table sets forth the number and value of loans for various original terms for the manufactured housing loan portfolio at December 31 (dollars in thousands):

	2012		2011
Original Term in Years	Number of Loans	Principal Balance	Number of Loans	Principal Balance
5 or less	32	$1,529	34	$1,610
6‑10	708	5,980	926	9,478
11‑12	102	1,434	113	1,860
13‑15	3,393	70,322	3,775	85,523
16‑20	7,680	362,807	8,384	417,974
21‑25	785	38,779	848	43,520
26‑30	1,149	79,331.0	1,221	87,136
Total	13,849	$560,182	15,301	$647,101

Delinquency statistics for the manufactured housing loan portfolio are as follows at December 31 (dollars in thousands):

	2012			2011
Days Delinquent	Number of Loans	Principal Balance	% of Portfolio	Number of Loans	Principal Balance	% of Portfolio
31‑60	127	$4,787	0.9	163	$6,688	1.0
61‑90	43	1,842	0.3	48	2,087	0.3
Greater than 90	109	5,218	0.9	114	6,017	0.9

The Company defines non‑performing loans as those loans that are greater than 90 days delinquent in contractual principal payments. The average balance of all non‑performing loans as a group was $5.3 million and $5.8 million for the years ended December 31, 2012 and 2011, respectively.

Page19

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 6 - Loan Pools and Debt Securities Acquired with Evidence of Deterioration of Credit Quality

The Company has loan pools and debt securities that were acquired, for which there was at acquisition, evidence of deterioration of credit quality, and for which it was probable, at acquisition, that all contractually required payments would not be collected. These loan pools and debt securities are accounted for under the provisions of ASC Topic 310.

Loan Pools Acquired with Evidence of Deterioration of Credit Quality

The carrying amount of loan pools acquired with evidence of deterioration of credit quality was as follows at December 31 (in thousands):

	2012	2011
Outstanding balance	$13,585	$15,424
Carrying amount, net of allowance of $2,689 and $2,689, respectively	$11,340	$13,006

Accretable yield represents the excess of expected future cash flows over the remaining carrying value of the purchased portfolio, which is recognized as interest income on a level yield basis over the life of the loan portfolio. Nonaccretable yield represents the difference between the remaining expected cash flows and the total contractual obligation outstanding of the purchased receivables. Changes in accretable yield for the years ended December 31 were as follows (in thousands):

	2012	2011
Beginning balance	$7,568	$8,538
Accretion	(1,052)	(1,211)
Change in estimate of future cash flows	$1,412	$241
Ending balance	$7,928	$7,568

During the years ended December 31, 2012 and 2011, the Company increased the allowance by charges to the income statement of approximately $0 and $0, respectively. No allowances were reversed during the years ended December 31, 2012 and 2011.

During the years ended December 31, 2012 and 2011, there were no loans acquired for which it was probable at acquisition that all contractually required payments would not be collected.

Page20

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 6 - Loan Pools and Debt Securities Acquired with Evidence of Deterioration of Credit Quality (cont.)

Debt Securities Acquired with Evidence of Deterioration of Credit Quality

The carrying amount of debt securities acquired with evidence of deterioration of credit quality was as follows at December 31 (in thousands):

	2012	2011
Outstanding balance	$8,598	$8,603
Carrying amount, net	$1,442	$1,707

Accretable yield represents the excess of expected future cash flows over the remaining carrying value of the debt securities, which is recognized as interest income on a level yield basis over the life of the debt securities. Nonaccretable difference represents the difference between the remaining expected cash flows and the total contractual obligation outstanding of the debt securities. Changes in accretable yield for the years ended December 31 were as follows (in thousands):

	2012	2011
Beginning balance	$2,695	$2,212
Accretion	(283)	(333)
Change in estimate of future cash flows	237	816
Ending balance	$2,649	$2,695

During the years ended December 31, 2012 and 2011 the Company recognized an other‑than‑temporary impairment of approximately $0 and $0, respectively on the principal balance of the security.

During the years ended December 31, 2012 and 2011, there were no debt securities acquired for which it was probable at acquisition that all contractually required payments would not be collected.

NOTE 7 - Allowance for Loan Losses

The allowance for loan losses and related additions and deductions to the allowance for the years ended December 31 were as follows (in thousands):

	2012	2011
Balance at beginning of period	$15,088	$22,312
Provision for loan losses	17,415	24,079
Gross charge offs	(29,955)	(40,311)
Recoveries	9,254	9,008
Balance at end of period	$11,802	$15,088
Allocation to carrying value of repossessed houses	(4,003)	(6,367)
Net Allowance	$7,799	$8,721

Page21

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 8 - Property and Equipment

Furniture, fixtures and equipment are summarized as follows at December 31 (in thousands):

	2012	2011
Furniture and fixtures	$355	$355
Leasehold improvements	49	203
Computer equipment	180	184
Capitalized software	130	130
Total	714	872
Less: accumulated depreciation	(681)	(823)
Net Property and Equipment	$33	$49

Depreciation expense was approximately $19,000 and $60,000, for the years ended December 31, 2012 and 2011, respectively.

NOTE 9 - Derivatives

In the normal course of business, the Company enters into various transactions involving derivatives to manage exposure to fluctuations in interest rates. These financial instruments involve, to varying degrees, elements of credit and market risk.
Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Company attempts to minimize credit risk arising from financial instruments by evaluating the creditworthiness of each counterparty, adhering to the same credit approval process used for traditional lending activities. Counterparty risk limits and monitoring procedures also facilitate the management of credit risk. The Company generally does not receive collateral when it enters into a derivative contract.

Market risk is the potential loss that may result from movements in interest rates that cause an unfavorable change in the value of a financial instrument. Market risk arising from derivative instruments is reflected in the consolidated financial statements. The Company manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk inherent in derivative instruments held or issued for risk management purposes is typically offset by changes in the fair value of the assets or liabilities being hedged.

When hedge accounting is discontinued because the Company determines that the derivative no longer qualifies as a hedge, the derivative will continue to be recorded on the consolidated balance sheet at its fair value. Any change in the fair value of a derivative no longer qualifying as a hedge is recognized in current period earnings. For terminated cash flow hedges or cash flow hedges that no longer qualify as highly effective, the effective position previously recorded in accumulated other comprehensive income is recorded in earnings when the hedged item affects earnings.

Page22

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 9 – Derivatives (cont.)

Derivative Instruments

Derivative instruments are traded over an organized exchange or negotiated over-the-counter. Credit risk associated with exchange traded contracts is typically assumed by the organized exchange. Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange traded contracts, which have standardized terms and readily available price information. The Company reduces exposure to credit and liquidity risks from over-the-counter derivative instruments entered into for risk management purposes, by conducting such transactions with investment grade domestic financial institutions and subjecting counterparties to credit approvals, limits and monitoring procedures similar to those used in making other extensions of credit.

Detailed discussions of each class of derivative instruments held or issued by the Company for both risk management are as follows.

Interest Rate Swaps

Interest rate swaps are agreements in which two parties periodically exchange fixed cash payments for variable payments based on a designated market rate or index, or variable payments based on two different rates or indices, applied to a specified notional amount until a stated maturity. The Company's swap agreements are structured such that variable payments are primarily based on one month LIBOR or three-month LIBOR. These instruments are principally negotiated over-the-counter and are subject to credit risk, market risk and liquidity risk. All interest rate swaps entered into by the Company were entered with the intent to offset potential increases in interest expense and potential variability in cash flows under various interest rate environments. The Company does not speculate on interest rates. All interest rate swaps were entered into for the purpose of hedging the Company's exposure to interest rate risk. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge the Company discontinues hedge accounting and all changes in value in the derivative instrument are recorded in interest expense in the income statement.

Documents governing interest rate swap agreements contain certain restrictive covenants. One of the Company's interest rate swap agreements contained a minimum net worth covenant that the Company did not meet. This entitled the counterparty to initiate an early termination of the interest rate swap agreement. On May 2, 2012, the Company executed an interest rate swap termination transaction with its counterparty in three existing interest rate swap agreements. These interest rate swap agreements, since inception, had been classified by the Company as derivatives not designated as hedging instruments. The termination transactions settled on May 3, 2012 and a realized gain of approximately $6.2 million was recorded.

Page23

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 8 – Derivatives (cont.)

The following table presents the composition of the Company's derivative instruments at December 31, 2012 and 2011 (in thousands):

	December 31, 2012
		Fair Value
	Notional/Contract Amount	Asset Derivatives (Unrealized Gains)	Liability Derivatives (Unrealized Losses)
Derivatives designated as hedging instruments:
Interest rate contracts: Swaps - cash flow -
receive floating/pay fixed	$283,393	$—	$37,454

Derivatives not designated as hedging instruments:
Interest rate contracts: Swaps - cash flow -
receive floating/pay fixed	—	—	—

Total Derivatives	$283,393	$—	$37,454

	December 31, 2011
		Fair Value
	Notional/Contract Amount	Asset Derivatives (Unrealized Gains)	Liability Derivatives (Unrealized Losses)
Derivatives designated as hedging instruments:
Interest rate contracts: Swaps - cash flow -
receive floating/pay fixed	$314,463	$—	$41,662

Derivatives not designated as hedging instruments:
Interest rate contracts: Swaps - cash flow -
receive floating/pay fixed	251,453	472	—

Total Derivatives	$565,916	$472	$41,662

Page24

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 9 – Derivatives (cont.)

By entering into derivative contracts, the Company is exposed to credit risk if the counterparties fail to perform. The Company minimizes credit risk through credit approvals, limits, monitoring procedures and collateral requirements. Nonperformance risk, including credit risk, is included in the determination of net fair value.

As part of a cash flow hedging strategy, the Company entered into interest rate swap agreements (weighted average original maturity of 5.24 years) that effectively converts a portion of existing floating rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense over the life of the agreements.

If interest rates, interest yield curves and notional amounts remain consistent with current projections, the Company expects to reclassify $10.6 million of comprehensive loss, net of tax, to interest expense on derivative instruments designated as cash flow hedges during the next twelve months due to receipt of variable interest associated with floating rate debt.

Page25

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 8 – Derivatives (cont.)

The following table summarizes the notional amount of interest rate swaps and the weighted average interest rates associated with amounts expected to be received or paid on interest rate swap agreements as of December 31, 2012 and 2011 (in thousands).

	December 31, 2012
		Weighted Average
	Notional/Contract Amount	Receive Rate	Pay Rate
Interest rate contracts:
Swaps - cash flow - receive floating/pay fixed
rate - Designated as hedging instruments	$283,393	—	5.28%

Interest rate contracts:
Swaps - cash flow - receive floating/pay fixed
rate - Not Designated as hedging instruments	—	—	—

Total	$283,393	—	5.28%

	December 31, 2011
		Weighted Average
	Notional/Contract Amount	Receive Rate	Pay Rate
Interest rate contracts:
Swaps - cash flow - receive floating/pay fixed
rate - Designated as hedging instruments	$314,463	—	5.28%

Interest rate contracts:
Swaps - cash flow - receive floating/pay fixed
rate - Not Designated as hedging instruments	251,453	0.28%	—

Total	$565,916	0.28%	5.28%

Management believes these hedging strategies achieve the desired relationship between the fixed cash flow requirements of the derivative contracts and the variable cash flow requirements of its securitization financing which, in turn, reduce the overall exposure of net interest expense to interest rate risk, although there can be no assurance that such strategies will be successful.

Page26

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 10 - Loan Securitizations

Historically the Company securitized manufactured housing loans. The Company recorded each transaction based on its legal structure. Under the legal structure of the current securitizations, the Company exchanged manufactured housing loans it originated and purchased with a trust for cash. The trust then issued ownership interests to investors in asset backed bonds secured by the loans.

The Company structured all loan securitizations occurring since 2003 as financings for accounting purposes. When securitizations are structured as financings no gain or loss is recognized, nor is any allocation made to residual interests or servicing rights. Rather, the loans securitized continue to be carried by the Company as assets, and the asset backed bonds secured by the loans are carried as a liability. The Company records interest income on securitized loans and interest expense on the bonds issued in the securitizations over the life of the securitizations. Deferred debt issuance costs and discount related to the bonds are amortized on a level yield basis over the estimated life of the bonds.

Prior to 2003, the Company sold loan pools that were treated as true sales in accordance with the accounting guidance within ASC Topic 860, "Transfers and Servicing."

Whenever the Company sells loans, it makes customary representations and warranties to purchasers about various characteristics of each loan, such as the manner of origination, the nature and extent of underwriting standards applied, and the types of documentation being provided. Typically these representations and warranties are in place for the life of the loan. If a loan does not perform, and a defect in the origination process is identified, the Company may be required to either repurchase the loan or indemnify the purchaser for losses it may incur on such loan. To date, the Company has not experienced any claims on it representations and warranties for loan pool sales that were accounted for as true sales. The Company has an insurance contract in place against losses in excess of $250,000 relating to representation and warranty claims. The Company does not believe that it has any exposure to representation and warranty claims; therefore it has not created an accrual for potential claims.

Loan securitization transactions are subject to certain restrictive covenants as detailed in the governing transaction documents. The Company monitors compliance with these covenants on a continuing basis.

NOTE 11 - Debt

Total debt outstanding was as follows at December 31 (in thousands):

	2012	2011
Securitization financing	$491,720	$559,420

Page27

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 11 – Debt (cont.)

Securitization Financing - 2004‑A Securitization

On February 11, 2004, the Company completed a securitization of approximately $238.0 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $200.0 million in notes payable. The notes are stratified into six different classes and pay interest at a duration weighted average rate of approximately 5.12%. The notes have a contractual maturity date of October 2013 with respect to the Class A‑1 notes; August 2017, with respect to the Class A‑2 notes; December 2020, with respect to the Class A‑3 notes; and January 2035, with respect to the Class A‑4, Class M‑1 and Class M‑2 notes. The outstanding balance on the 2004‑A securitization notes was approximately $50.3 million and $57.2 million at December 31, 2012 and 2011, respectively.

Securitization Financing - 2004‑B Securitization

On September 29, 2004, the Company completed a securitization of approximately $200.0 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $169.0 million in notes payable. The notes are stratified into seven different classes and pay interest at a duration‑weighted average rate of approximately 5.27%. The notes have a contractual maturity date of June 2013 with respect to the Class A‑1 notes; December 2017, with respect to the Class A‑2 notes; August 2021, with respect to the Class A‑3 notes; and November 2035, with respect to the Class A‑4, Class M‑1, Class M‑2 and Class B‑1 notes. The outstanding balance on the 2004‑B securitization notes was approximately $49.2 million and $57.8 million at December 31, 2012 and 2011, respectively. Prior to March 25, 2011, the Company owned $3.0 million of the 2004-B securitization notes. Accordingly, this amount was treated as unissued debt and netted against securitized financing. On March 25, 2011, the Company sold its ownership of the Class B-2 notes, resulting in an increase of $3.0 million of outstanding balance on the 2004-B securitization notes.

Securitization Financing - 2005‑A Securitization

On May 12, 2005, the Company completed a securitization of approximately $190.0 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $165.3 million in notes payable. The notes are stratified into seven different classes and pay interest at a duration‑weighted average rate of approximately 5.30%. The notes have a contractual maturity date of July 2013 with respect to the Class A‑1 notes; May 2018, with respect to the Class A‑2 notes; October 2021, with respect to the Class A‑3 notes; and June 2036, with respect to the Class A‑4, Class M‑1, Class M‑2 and Class B notes. The outstanding balance on the 2005‑A securitization notes was approximately $54.3 million and $63.2 million at December 31, 2012 and 2011, respectively.

Securitization Financing - 2005‑B Securitization

On December 15, 2005, the Company completed a securitization of approximately $175.0 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $156.2 million in notes payable. The notes are stratified into eight different classes and pay interest at a duration‑weighted average rate of approximately 6.15%. The notes have a contractual maturity date of February 2014 with respect to the Class A‑1 notes; December 2018, with respect to the Class A‑2 notes; May 2022, with respect to the Class A‑3 notes; and January 2037, with respect to the Class A‑4, Class M‑1, Class M‑2,

Page28

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 11 – Debt (cont.)

Class B‑1 and B‑2 notes. The outstanding balance on the 2005‑B securitization notes was approximately $59.1 million and $69.3 million at December 31, 2012 and 2011, respectively.

Securitization Financing - 2006‑A Securitization

On August 25, 2006, the Company completed a securitization of approximately $224.2 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $200.6 million in notes payable. The notes are stratified into two different classes. The Class A‑1 notes pay interest at one month LIBOR plus 15 basis points and have a contractual maturity date of November 15, 2018. The Class A‑2 notes pay interest based on a rate established by the auction agent at each rate determination date and have a contractual maturity date of October 2037. Additional credit enhancement was provided through the issuance of a financial guaranty insurance policy by Ambac Assurance Corporation. The outstanding balance on the 2006‑A securitization notes was approximately $98.0 million and $109.6 at December 31, 2012 and 2011, respectively.

Securitization Financing - 2007‑A Securitization

On May 2, 2007, the Company completed a securitization of approximately $200.4 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $184.4 million in notes payable. The notes are stratified into two different classes. The Class A‑1 notes pay interest at one month LIBOR plus 19 basis points and have a contractual maturity date of April 2037. The Class A‑2 notes pay interest based on a rate established by the auction agent at each rate determination date and have a contractual maturity date of April 2037. Additional credit enhancement was provided through the issuance of a financial guaranty insurance policy by Ambac Assurance Corporation. The outstanding balance on the 2007‑A securitization notes was approximately $103.0 million and $115.7 at December 31, 2012 and 2011, respectively.

Securitization Financing - 2007‑B Securitization

On October 16, 2007, the Company completed a securitization of approximately $140.0 million in principal balance of manufactured housing loans. The securitization was accounted for as a financing. As part of the securitization the Company, through a special purpose entity, issued $126.7 million of a single AAA rated floating rate class of asset backed notes to a single qualified institutional buyer pursuant to Rule 144A under the Securities Act of 1933. The notes pay interest at one month LIBOR plus 120 basis points and have a contractual maturity date of September 2037. Additional credit enhancement was provided by a guaranty from Ambac Assurance Corporation. The outstanding balance on the 2007‑B securitization notes was approximately $77.7 million and $86.5 at December 31, 2012 and 2011, respectively.

Page29

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 11 - Debt (cont.)

The average balance and average interest rate of outstanding debt was as follows at December 31 (dollars in thousands):

	2012		2011
	Average Balance	Average Rate	Average Balance	Average Rate
Securitization financing — 2004‑A securitization	54,024	6.2	62,146	6.1
Securitization financing — 2004‑B securitization	53,943	6.4	61,390	6.1
Securitization financing — 2005‑A securitization	59,087	5.8	68,082	5.8
Securitization financing — 2005‑B securitization	64,850	6.2	75,073	6.2
Securitization financing — 2006‑A securitization	104,233	8.5	116,022	8.0
Securitization financing — 2007‑A securitization	110,690	7.7	122,632	7.4
Securitization financing — 2007‑B securitization	82,950	7.0	91,312	7.0

The duration weighted average rate on the notes differ from the average rate of outstanding debt at December 31, 2012 and 2011, respectively due to the varying degrees of duration for each class and the amortization of transactions costs.

At December 31, 2012, the total of maturities and amortization of debt during the next five years and thereafter are approximately as follows: 2013 - $69.5 million; 2014 - $57.5 million; 2015 - $53.0 million; 2016 - $131.4 million; 2017 - $53.8 million and $126.8 million thereafter.

NOTE 12 - Employee Benefits

The Company maintains a 401(k) plan covering all employees who meet certain minimum requirements. Participating employees can make salary contributions to the plan up to Internal Revenue Code limits. The Company matches $1.00 for each dollar contributed by each eligible participant in the plan up to the first 1% of each eligible participant's annual compensation and $0.50 for each dollar contributed by each eligible participant in the plan up to the next 5% of each eligible participant's annual compensation. The Company's related expense was approximately $32,000 and $35,000, respectively for the years ended December 31, 2012 and 2011.

Page30

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 13 - Share Based Compensation Plan

The Company's equity incentive plan has approximately 1.8 million shares of common stock reserved for issuance as either stock options or non‑vested stock grants. As of December 31, 2012, approximately 373,302 shares of common stock remained available for issuance, as either stock options or non‑vested stock grants, under the plan. No compensation cost has been charged against income for those plans for the years ended December 31, 2012 and 2011.

Stock Options

Under the plan, the exercise price of the options will not be less than the fair market value of the common stock on the date of grant. The date on which the options are first exercisable is determined by the Compensation Committee of the Board of Directors as the administrator of the Company's equity incentive plan, and options that have been issued to date generally vested over a two-year period, have 10‑year contractual terms and a 5‑year expected option term. The Company does not pay dividends or make distributions on unexercised options. As of December 31, 2012 there was no unrecognized compensation cost related to stock options granted under the equity incentive plan.

There were no stock options granted during the years ended December 31, 2012 or 2011. No stock options were exercised during the years ended December 31, 2012 and 2011. The following table summarizes the activity relating to the Company's stock options for the year ended December 31, 2012:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Options outstanding at January 1, 2012	135,500	$10.00	1.0
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Options outstanding at December 31, 2012	135,500	$10.00	1.0
Options exercisable at December 31, 2012	135,500	$10.00	1.0

Non‑Vested Stock Awards

The Company grants non‑vested stock awards to certain directors, officers and employees under the equity incentive plan. The grantees of the non‑vested stock awards are entitled to receive all dividends and other distributions paid with respect to the common shares of the Company underlying such non‑vested stock awards at the time such dividends or distributions are paid to holders of common shares.

The Company recognizes compensation expense for outstanding non‑vested stock awards over their vesting periods for an amount equal to the fair value of the non‑vested stock awards at grant date. As of December 31, 2012 there was no unrecognized compensation cost related to non‑vested stock awards granted under the equity incentive plan. On July 1, 2008 as a result of the sale of the Company's servicing platform assets to Green Tree, all non‑vested stock awards granted under the equity incentive plan vested and total unrecognized compensation expense was recognized at that time.

Page31

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 14 - Stockholders' Equity

On October 8, 2003, the Company completed a private placement of $150.0 million of its common stock to certain institutional and accredited investors.

Effective January 1, 2004, the Company sold 125 shares of its Series A Cumulative Redeemable Preferred Stock directly to 125 investors at a per share price of $1,000. The transaction resulted in net proceeds to the Company of $95,000. These shares pay dividends quarterly at an annual rate of 12.5%.

On February 4, 2004, the Company completed a private placement of 1,000,000 shares of its common stock to one institutional investor. The offering provided net proceeds to the Company of approximately $9.4 million.

On May 6, 2004, the Company completed an initial public offering of 8.0 million shares of its common stock. In June 2004 the underwriters of the initial public offering purchased an additional 625,900 shares of the Company's common stock pursuant to an underwriter's over‑allotment option. Net proceeds from these transactions were $72.2 million after discount and expenses.

In September 2005, the Securities and Exchange Commission declared effective the Company's shelf registration statement on Form S‑3 for the proposed offering, from time to time, of up to $200 million of its common stock, preferred stock and debt securities. In addition to such debt securities, preferred stock and common stock the Company could sell under the registration statement from time to time, the Company registered for sale 1,540,000 shares of its common stock pursuant to a sales agreement entered into with Brinson Patrick Securities Corporation. Sales under the agreement commenced on June 5, 2007. There were no sales under this agreement during the years ended December 31, 2012 and 2011. The Company sold 50,063 shares of common stock under the sales agreement with Brinson Patrick Securities Corporation during the year ended December 31, 2007, at the price of the Company's common stock prevailing at the time of each sale. The Company received proceeds, net of commissions, of $296,000 during the year ended December 31, 2007, as a result of these sales.

Page32

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 14 - Stockholders' Equity (cont.)

In December 2008, the Company voluntarily delisted its common stock from the NASDAQ Global Market, deregistered its common stock under the Securities Act of 1934 and terminated its shelf registration statement on Form S‑3 and its registration statement on Form S‑8.

Data pertaining to the Company's distributions declared and paid to common stockholders during the years ended December 31, 2012 and 2011 are as follows:

Declaration Date	Record Date	Date Paid	Distribution per Share	Total Distribution (thousands)
December 13, 2012	December 24, 2012	December 28, 2012	$0.13	$3,370
September 6, 2012	September 17, 2012	September 25, 2012	$0.12	$3,111
June 4, 2012	June 15, 2012	June 22, 2012	$0.38	$9,852
March 14, 2012	March 26, 2012	April 2, 2012	$0.15	$3,889
November 17, 2011	November 30, 2011	December 7, 2011	$0.09	$2,333
August 18, 2011	September 2, 2011	September 13, 2011	$0.09	$2,333
May 26, 2011	June 13, 2011	June 22, 2011	$0.17	$4,408
March 29, 2011	April 11, 2011	April 21, 2011	$0.07	$1,815

Page33

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 15 - Liquidity Risks and Uncertainties

The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining asset values. In the manufactured housing business, any material decline in collateral values increases the loan‑to‑value ratios of loans previously made, thereby weakening collateral coverage and increasing the size of losses in the event of default. Delinquencies, repossessions, foreclosures and losses generally increase during economic slowdowns or recessions. For the Company's finance customers, loss of employment, increases in cost‑of‑living or other adverse economic conditions would impair their ability to meet their payment obligations. Higher industry inventory levels of repossessed manufactured houses may affect recovery rates and result in future impairment charges and provision for losses. In addition, in an economic slowdown or recession, servicing and litigation costs generally increase. Any sustained period of increased delinquencies, repossessions, foreclosures, losses or increased costs would adversely affect the Company's financial condition, results of operations and liquidity. The Company bears the risk of delinquency and default on securitized loans in which it has a residual or retained ownership interest. The Company also reacquires the risks of delinquency and default for loans that it is obligated to repurchase. Repurchase obligations are typically triggered in sales or securitizations if the loan materially violates the Company's representations or warranties.

The availability of sufficient sources of capital to allow the Company to continue its operations is dependent on numerous factors, many of which are outside its control. Relatively small amounts of capital are required for the Company's ongoing operations and cash generated from operations should be adequate to fund the continued operations.

Page34

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 16 - Lease Commitments

The Company leases office facilities and equipment under leasing agreements that expire at various dates. These leases generally contain scheduled rent increases or escalation clauses and/or renewal options. Future minimum rental payments under agreements classified as operating leases with non‑ cancelable terms at December 31, 2012 were as follows (in thousands):

2013	$115
2014	113
2015	116
Thereafter	49
Total	$393

For the years ended December 31, 2012 and 2011, rental and operating lease expense amounted to approximately $108,000 and $300,000, respectively. The Company did not pay any contingent rental expense and received approximately $0 and $46,000 in sublease income during the years ended December 31, 2012 and 2011, respectively.

NOTE 17 - Fair Value Measurements

On January 1, 2008, the Company adopted guidance related to fair value measurements and additional guidance for financial instruments. This guidance establishes a framework for measuring fair value and expands disclosures about fair value measurements. The updated guidance was issued to establish a uniform definition of fair value. The definition of fair value under this guidance is market based as opposed to company specific and includes the following:

•
Defines fair value as the price that would be received to sell an asset or paid to transfer a liability, in either case through an orderly transaction between market participants at a measurement date, and establishes a framework for measuring fair value;

•	Establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

•
Nullifies previous fair value guidance, which required the deferral of profit at inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique;

•	Eliminates large position discounts for financial instruments quoted in active markets and requires consideration of the company's creditworthiness when valuing liabilities; and

•	Expands disclosures about instruments that are measured at fair value.

The accounting guidance for financial instruments provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized Company commitments and written loan commitments not previously recorded at fair value. The Company has not elected to apply the fair value option for any financial instruments.

Page35

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 17 - Fair Value Measurements (cont.)

Determination of Fair Value

The Company has an established process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon internally developed models that use primarily market‑based or independently‑sourced market parameters, including interest rate yield curves and option volatilities. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, creditworthiness, liquidity and unobservable parameters that are applied consistently over time. Any changes to the valuation methodology are reviewed by management to determine appropriateness of the changes. As markets develop and the pricing for certain products becomes more transparent, the Company expects to continue to refine its valuation methodologies.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in different estimates of fair values of the same financial instruments at the reporting date.

Valuation Hierarchy

The accounting guidance for fair value measurements and disclosures establishes a three‑level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy favors the transparency of inputs to the valuation of an asset or liability as of the measurement date and thereby favors use of Level 1 if appropriate information is available, and otherwise Level 2 and finally Level 3 if Level 2 input is not available. The three levels are defined as follows.

•    Level 1 — Fair value is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets in which the Company can participate.

•    Level 2 — Fair value is based upon quoted prices for similar (i.e., not identical) assets and liabilities in active markets, and other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•    Level 3 — Fair value is based upon financial models using primarily unobservable inputs.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input within the valuation hierarchy that is significant to the fair value measurement.

The following is a description of the valuation methodologies used by the Company for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy

Page36

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 17 - Fair Value Measurements (cont.)

Assets

Investments ‑ "SOP - 03-3" - These securities are comprised of mortgage‑backed securities that have evidence of deterioration of credit quality at purchase. The fair values are determined by using a third party discounted cash flow model based on observable market prices and are classified within Level 2 of the valuation hierarchy.

Loans receivable

The Company does not record these loans at fair value on a recurring basis. However, from time to time a loan is considered impaired and an allowance for loan losses is established. Loans are considered impaired if it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Once a loan is identified as impaired, the fair value of the impaired loan is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, and liquidation value or discounted cash flows. Impaired loans do not require an allowance if the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012, substantially all of the total impaired loans were evaluated based on the fair value of the collateral rather than on discounted cash flows. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as a nonrecurring Level 2 valuation.

Repossessed houses

Loans on which the underlying collateral has been repossessed are adjusted to fair value upon transfer to repossessed assets. Subsequently, repossessed assets are carried at the lower of carrying value or fair value, less anticipated marketing and selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the repossessed asset as a nonrecurring Level 2 valuation.

Derivative Financial Instruments

The Company's derivative contracts include only interest rate swaps, and are valued by comparing similar assets in an active market with inputs that are observable and are classified within Level 2 of the valuation hierarchy.

Liabilities

Derivative Financial Instruments

The Company's derivative contracts include only interest rate swaps. Where possible, such contracts are valued by comparing similar contracts in an active market with inputs that are observable and are classified within Level 2 of the valuation hierarchy. Where observable active market inputs are not available, the Company utilizes internal financial models using inputs derived from forecasts based on historical results and the Company's estimates. These valuations are classified within Level 3 of the valuation hierarchy.

Page37

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 17 - Fair Value Measurements (cont.)

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

	December 31, 2012
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Assets/Liabilities at Fair Value
Assets
Derivatives	$—	$—	$—	$—
Total assets	$—	$—	$—	$—

Liabilities
Derivatives	$—	$37,454	$—	$37,454
Total liabilities	$—	$37,454	$—	$37,454

	December 31, 2011
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Assets/Liabilities at Fair Value
Assets
Derivatives	$—	$472	$—	$472
Total assets	$—	$472	$—	$472

Liabilities
Derivatives	$—	$41,662	$—	$41,662
Total liabilities	$—	$41,662	$—	$41,662

Derivative assets are included in other assets on the balance sheet.

Changes in assets or liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 were as follows (in thousands):

2012
Beginning balance	$41,662

Net unrealized (gains) losses on interest rate swaps, designated as cash flow hedges	(4,208)
Ending balance	$37,454

Page38

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 17 - Fair Value Measurements (cont.)

The Company also has assets that under certain conditions are subject to measurement at fair value on a non‑recurring basis. These include assets that are measured at the lower of cost or market and had a fair value below cost at the end of the period as summarized below:

	December 31, 2012
	Fair Value on a Non - recurring Basis
	Level 1	Level 2	Level 3	Asset/Liability at Fair Value
Investments -SOP-03-3	$—	$1,442	$—	$1,442
Impaired loans	—	1,826	—	1,826
Repossessed assets	—	2,180	—	2,180
Total assets	$—	$5,448	$—	$5,448

	December 31, 2011
	Fair Value on a Non - recurring Basis
	Level 1	Level 2	Level 3	Asset/Liability at Fair Value
Investments -SOP-03-3	$—	$1,707	$—	$1,707
Impaired loans	—	1,685	—	1,685
Repossessed assets	—	2,512	—	2,512
Total assets	$—	$5,904	$—	$5,904

Page39

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 17 - Fair Value Measurements (cont.)

Required Financial Disclosure about Financial Instruments

The accounting guidance for financial instruments requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all nonfinancial instruments are excluded from the scope of this guidance. Accordingly, the fair value disclosures required by this guidance are only indicative of the value of individual financial instruments as of the dates indicated and should not be considered an indication of the fair value of the Company.

	2012		2,011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	$826	$826	$3,740	$3,740
Restricted cash	11,110	11,110	9,767	9,767
Investments	1,442	1,442	1,707	1,707
Loans receivable	543,420	492,598	628,708	564,969
Derivatives	—	—	472	472

Liabilities
Securitization financing	491,720	413,479	559,420	441,196
Derivatives	37,454	37,454	41,662	41,662

The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non‑recurring basis are discussed above. The following methods and assumptions were used to estimate the fair value for other financial instruments for which it is practicable to estimate that value:

*	Cash, cash equivalents and restricted cash ‑ Due to their short term in nature, the carrying amount of cash, cash equivalents, and restricted cash approximates fair value.

*
Investment‑Held‑to‑Maturity ‑ The fair value of investments, classified as held to maturity, is estimated by management using an internally developed cash flow model using market interest rates inputs as well as management's best estimates of spreads for similar collateral.

*
Loans Receivable ‑ The fair value of loans is estimated by using internally developed discounted cash flow models using market interest rate inputs as well as management's best estimate of spreads for similar collateral.

*
Securitized Financing ‑ The fair value of securitized financing is estimated based on a discounted cash flow model that incorporates the current borrowing rates of the notes or similar types of borrowing arrangements.

Page40

ORIGEN FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Years Ended December 31, 2012 and 2011 (as restated)

NOTE 18 - Related Party Transactions

The Company leases its executive offices in Southfield, Michigan from an entity in which Mr. Gary A. Shiffman, a director of the Company, and certain of his affiliates beneficially own approximately a 21% interest. Ronald A. Klein, a director and the Chief Executive Officer of the Company, owns less than a 1% interest in the landlord entity. The Company recorded rental expense for these offices of approximately $103,000 and $291,000 for the years ended December 31, 2012 and 2011, respectively.
In November 2008 the Company entered into an agreement with Viva Beverages LLC (“Viva”) to sublease approximately 5,200 square feet of the Company's executive office space in Southfield, Michigan. Mr. Shiffman beneficially owns approximately 33% of Viva's equity interests and one of his children beneficially owns approximately 10% of the membership interests of one of Viva's two operating subsidiaries and approximately 2% of the membership interests of Viva's other operating subsidiary. The term of the sublease ran through August 2011. There were approximately $0 and $11,000 in sublease payments for the years ended December 31, 2012 and 2011, respectively.

NOTE 19 - Subsequent Events

The Company has evaluated subsequent events occurring through February 21, 2013, the date that the financial statements were available to be issued for events requiring recording or disclosure in the Company's financial statements.

On February 20, 2013, the Company declared a dividend of $0.08 per common share payable to holders of record as of March 4, 2013. The dividend will be paid on March 11, 2013 and will approximate $2.1 million

Page41